SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 15, 2005

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

BUCA, Inc. (the “Company”) and certain of its direct and indirect subsidiaries (together with the Company, collectively, the “Borrowers”) are parties to a Credit Agreement dated as of November 15, 2004 (the “Credit Agreement”) with Wells Fargo Foothill, Inc. and Ableco Finance LLC, as lenders (the “Lenders”), and Wells Fargo Foothill, Inc., as the arranger and administrative agent for the Lenders (the “Agent” and, together with the Lenders, collectively, the “Lender Group”).

On April 18, 2005, the Company issued a press release announcing that on April 15, 2005, the Borrowers entered into an agreement (the “Amendment and Waiver”) with the members of the Lender Group. A copy of the Amendment and Waiver is attached as Exhibit 10.1 to this report and a copy of the press release is attached as Exhibit 99.1 to this report, each of which is incorporated herein by reference.

Pursuant to the Amendment and Waiver, the members of the Lender Group have waived the Borrowers’ current defaults under the Credit Agreement, including without limitation the defaults as of December 26, 2004 under the financial covenants regarding minimum EBITDA and fixed charge coverage, agreed to ease the minimum EBITDA and fixed charge coverage required for certain relevant testing periods in fiscal years 2005 and 2006, and agreed to amend the Credit Agreement in certain other respects. In consideration for such waiver and amendment, the Borrowers have agreed to an increase in the interest rate on the $15,000,000 Term Loan B under the Credit Agreement by 2% per annum effective February 1, 2005 (subject to possible partial reduction in the future if certain conditions are met). The Borrowers have also agreed to a reduction in their borrowing base multiple under the Credit Agreement, commencing in 2006, from (i) the lesser of (A) 2.75 times trailing twelve-month EBITDA, minus $20,000,000, and (B) 60% of the most recently determined enterprise value of the Company and its direct and indirect subsidiaries, minus $20,000,000 (in each case as reduced by certain reserves), to (ii) the lesser of (A) 2.50 times trailing twelve-month EBITDA, minus $20,000,000, and (B) 60% of the most recently determined enterprise value of the Company and its direct and indirect subsidiaries, minus $20,000,000 (in each case as reduced by certain reserves).

The continued effectiveness of the waiver of the Borrowers’ current defaults under the Credit Agreement is subject to certain conditions subsequent (to be satisfied no later than certain specified dates), including the delivery by the Borrowers to the members of the Lender Group of audited annual financial statements for fiscal years 2000 through 2004, the filing by the Company with the Securities and Exchange Commission of certain delinquent periodic reports, and the delivery by the Borrowers to the members of the Lender Group of certain additional quarterly and monthly reports.

On April 20, 2005, the Company issued a press release announcing that Joseph J. Kohaut, Senior Vice President of Operations for the Company’s Vinny T’s Boston restaurants, has resigned effective April 30, 2005. A copy of the press release is attached as Exhibit 99.2 to this report and is incorporated herein by reference.

In connection with Mr. Kohaut’s resignation, Mr. Kohaut and the Company entered into a separation agreement, dated as of April 20, 2005 (the “Separation Agreement”),

pursuant to which, among other things, Mr. Kohaut executed the General Release discussed below and the Company has agreed to pay Mr. Kohaut a separation payment equal to the sum of $75,000, an amount equal to four months of Mr. Kohaut’s base salary, payable in four equal installments, with the first installment to be paid within five business days of the expiration of the 15-day recission period set forth in the Separation Agreement.

Concurrently with the execution of the Separation Agreement, Mr. Kohaut also executed a general release (the “General Release”) in favor of the Company, its insurers, affiliates, divisions, committees, directors, officers, employees, agents, successors, and assigns (the “Released Parties”). Under the General Release, Mr. Kohaut agreed to release the Released Parties of certain employment related claims and other claims that Mr. Kohaut has or may have against the Released Parties.

A copy of the Separation Agreement is attached as Exhibit 10.2 to this report and a copy of the General Release is attached as Exhibit 10.3 to this report, each of which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Amendment Number One to Credit Agreement and Waiver, dated as of April 15, 2005, by and among BUCA, Inc. and each of its Subsidiaries that are signatories thereto, the Lenders that are signatories thereto, and Wells Fargo Foothill, Inc., as the Arranger and the Administrative Agent

The Registrant hereby agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule contained in the Amendment and Waiver

10.2	Separation Agreement, dated as of April 20, 2005, by and between the Company and Joseph J. Kohaut

10.3	General Release, dated as of April 20, 2005, executed by Joseph P. Kohaut.

99.1	Press Release, dated April 18, 2005

99.2	Press Release, dated April 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2005	BUCA, INC.
(Registrant)

	By	/s/ Wallace B. Doolin
Wallace B. Doolin
Chairman, President and Chief Executive Officer